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                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                          132 Turnpike Road, Suite 210
                             Southborough, MA 01772

                              QUALIFIED PLAN RIDER

As used in this Rider, "Contract" means the contract to which this Rider is attached. This Rider forms a part of the Contract to which it is attached from the Date of Issue. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract. The Contract, as amended, is issued to or purchased by the trustee of a pension or profit-sharing plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

1. Except as allowed by the qualified pension or profit-sharing plan of which this Contract is a part, the Contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Us.

2. This Contract shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing plan of which the Contract is a part. Any payment, distribution or transfer under this Contract shall comply with the provisions, terms and conditions of such plan as determined by the plan administrator, trustee or other designated plan fiduciary. We shall be under no Obligation under or by reason of issuance of this Contract either (a) to determine whether any such payment, distribution or transfer complies with the provisions, terms and conditions of such plan or with applicable law, or (b) to administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

3.   The Contract does not permit loans.

4. Notwithstanding any provision to the contrary in this Contract or the qualified pension or profit-sharing plan of which this Contract is a part, We reserve the right to amend or modify this Contract or Rider to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by Us to be necessary to establish or maintain the qualified status of such pension or profit-sharing plan.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.


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Secretary                                      President

Form 4018-09